EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-41204 on Form S-8, as amended by Amendment No.1 to Form S-8 No. 333-04888; No.’s 333-14925 and 333-43018 on Forms S-8; No.’s 333-58004, 333-58008, 333-70480 and 333-75158 on Forms S-3 of our reports dated March 14, 2005 relating to the consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Brown & Brown, Inc. and subsidiaries for the year ended December 31, 2004.

/S/ DELOITTE & TOUCHE LLP

Jacksonville, Florida
March 14, 2005